Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
April 26, 2012	Meghan O’Leary
Investor Relations
NASDAQ: SIVB	(408) 654-6364

SVB FINANCIAL GROUP ANNOUNCES 2012 FIRST QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — April 26, 2012 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2012.

Consolidated net income available to common stockholders for the first quarter of 2012 was $34.8 million, or $0.78 per diluted common share, compared to $35.6 million, or $0.81 per diluted common share, for the fourth quarter of 2011, and $33.0 million, or $0.76 per diluted common share, for the first quarter of 2011.

“We achieved another good quarter marked by robust core earnings,” said Greg Becker, President and CEO of SVB Financial Group. “Through continued effective execution of our strategy we delivered exceptional loan growth and solid core fee income. These results reflect the strength of our innovation-oriented clients and the value of our continued focus on helping them succeed.”

Highlights of our first quarter 2012 results (compared to fourth quarter 2011, unless otherwise noted) included:

•

Continued strong growth in our lending business with record high average loan balances of $6.8 billion, an increase of $409.6 million (or 6.4 percent). Period-end loan balances were $7.1 billion, an increase of $151.2 million.

•

A provision for loan losses of $14.5 million, which includes a $9.8 million provision for one nonperforming loan, $3.6 million related to net charge-offs and $1.1 million primarily relating to period-end loan growth.

•

Average deposit balances of $17.0 billion, an increase of $453.7 million (2.7 percent). Although our period end deposit balances were flat at $16.7 billion our total client funds (including both deposits and off-balance sheet client investment funds) increased by $375.2 million to record high balances of $35.8 billion.

•	Record high net interest income (fully taxable equivalent basis) of $151.4 million, an increase of $10.9 million.

•	Net interest margin of 3.30 percent, an increase of 20 basis points.

•	Gains on investment securities, net of noncontrolling interests, of $0.5 million, compared to $7.5 million.

•

Net gains on equity warrant assets of $6.9 million, compared to $14.1 million. The decrease was primarily due to higher than normal gains recognized in the fourth quarter of 2011. The net gains of $6.9 million in the first quarter of 2012 were driven by initial public offering (“IPO”) and merger and acquisition (“M&A”) activity.

•	Noninterest expense decreased by $2.7 million, despite growth in headcount and significant seasonal compensation-related expenses in the first quarter of 2012.

First Quarter 2012 Summary

	Three months ended
(Dollars in millions, except share data and ratios)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Income statement:
Diluted earnings per common share	$0.78	$0.81	$0.86	$1.50	$0.76
Net income available to common stockholders	34.8	35.6	37.6	65.8	33.0
Net interest income	150.9	140.1	135.5	130.5	120.3
Provision for (reduction of) loan losses	14.5	8.2	0.8	0.1	(3.0)
Noninterest income	59.3	73.1	95.6	123.7	90.0
Noninterest expense	132.0	134.7	127.5	121.0	117.4
Non-GAAP net income available to common stockholders (1)	34.8	35.6	37.6	41.4	33.0
Non-GAAP diluted earnings per common share (1)	0.78	0.81	0.86	0.95	0.76
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of available-for-sale securities (1)	51.4	62.1	54.4	59.8	46.4
Non-GAAP noninterest expense, net of noncontrolling interests (1)	129.2	132.0	124.7	121.5	114.0

Fully taxable equivalent:
Net interest income (2)	$151.4	$140.6	$135.9	$130.9	$120.8
Net interest margin	3.30%	3.10%	3.13%	3.13%	2.96%

Balance sheet:
Average total assets	$20,232.5	$19,660.6	$18,796.5	$18,254.5	$17,950.2
Average loans, net of unearned income	6,804.3	6,394.8	6,006.6	5,532.8	5,312.1
Average available-for-sale securities	10,497.7	9,530.3	9,620.9	9,513.3	8,725.2
Average noninterest-bearing demand deposits	12,026.0	11,586.3	10,634.8	9,551.7	9,147.5
Average interest-bearing deposits	4,939.8	4,925.7	5,169.3	5,718.1	5,519.0
Average total deposits	16,965.8	16,512.0	15,804.0	15,269.7	14,666.5
Average long-term debt	603.3	605.4	610.0	770.3	1,210.3
Period-end total assets	20,818.3	19,968.9	19,195.4	19,366.7	18,618.3
Period-end loans, net of unearned income	7,121.3	6,970.1	6,328.6	5,978.6	5,651.2
Period-end available-for-sale securities	11,527.5	10,536.0	9,639.4	9,580.9	9,500.8
Period-end non-marketable securities	1,021.9	1,004.4	952.0	875.2	798.1
Period-end noninterest-bearing demand deposits	11,837.6	11,861.9	11,162.8	10,683.9	9,524.7
Period-end interest-bearing deposits	4,879.3	4,847.6	4,976.4	5,594.5	5,805.6
Period-end total deposits	16,716.9	16,709.5	16,139.2	16,278.5	15,330.3

Off-balance sheet:
Average total client investment funds	$18,883.2	$18,458.7	$17,915.6	$17,759.2	$16,812.1
Period-end total client investment funds	19,111.7	18,743.9	18,692.4	18,158.7	17,035.4
Total unfunded credit commitments	7,866.1	8,067.6	7,619.2	7,414.6	6,964.9

Earnings ratios:
Return on average assets (annualized) (3)	0.69%	0.72%	0.79%	1.44%	0.75%
Non-GAAP return on average assets (annualized) (1)	0.69	0.72	0.79	0.91	0.75
Return on average common SVBFG stockholders’ equity (annualized) (4)	8.61	8.99	9.93	18.78	10.18
Non-GAAP return on average SVBFG stockholders’ equity (annualized) (1)	8.61	8.99	9.93	11.81	10.18

Asset quality ratios:
Allowance for loan losses as a % of total gross loans	1.41%	1.28%	1.34%	1.36%	1.44%
Gross charge-offs as a % of average total gross loans (annualized)	0.41	0.43	0.54	0.31	0.33
Net charge-offs (recoveries) as a % of average total gross loans (annualized)	0.21	0.22	(0.15)	0.00	(0.19)

Other ratios:
Operating efficiency ratio (5)	62.65%	63.06%	55.04%	47.53%	55.72%
Non-GAAP operating efficiency ratio (1)	63.72	65.16	65.53	63.72	68.16
Total risk-based capital ratio	14.31	13.95	14.81	14.97	16.85
Tangible common equity to tangible assets (1)	7.87	7.86	8.00	7.42	7.05
Tangible common equity to risk-weighted assets (1)	13.55	13.25	14.21	13.72	13.12
Book value per common share (6)	37.19	36.07	35.50	33.31	30.76
Period-end loans, net of unearned income, to deposits	42.60	41.71	39.21	36.73	36.86
Average loans, net of unearned income, to deposits	40.11	38.73	38.01	36.23	36.22

Other statistics:
Average SVB prime lending rate	4.00%	4.00%	4.00%	4.00%	4.00%
Average full-time equivalent employees	1,556	1,522	1,478	1,416	1,389
Period-end full-time equivalent employees	1,554	1,526	1,504	1,428	1,396

(1)	To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”
(2)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.5 million for each of the quarters ended March 31, 2012, December 31, 2011, September 30, 2011, June 30, 2011 and March 31, 2011.
(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average assets.
(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average SVBFG stockholders’ equity.
(5)	Ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.
(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $151.4 million for the first quarter of 2012, compared to $140.6 million for the fourth quarter of 2011 and $120.8 million for the first quarter of 2011. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the fourth quarter of 2011 to the first quarter of 2012. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q1’12 compared to Q4’11
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(739)	$263	$(476)
Available-for-sale securities	3,956	2,925	6,881
Loans	5,287	(721)	4,566

Increase in interest income, net	8,504	2,467	10,971

Interest expense:
Deposits	(43)	41	(2)
Short-term borrowings	12	—	12
Long-term debt	(32)	127	95

(Decrease) increase in interest expense, net	(63)	168	105

Increase in net interest income	$8,567	$2,299	$10,866

The increase in net interest income, on a fully taxable equivalent basis, from the fourth quarter of 2011 to the first quarter of 2012, was primarily attributable to the following:

•

An increase of $6.9 million in interest income from available-for-sale securities due to an increase in average balances of $967.4 million from new investments of excess cash. This increase was also attributable to the reinvestment of paydowns of lower-yielding variable-rate securities into higher-yielding fixed-rate securities.

•

An increase in interest income of $4.6 million from our loan portfolio, primarily due to an increase in average loan balances of $409.6 million. This increase was partially offset by a nominal decrease in the overall yield on our portfolio resulting from changes in loan composition, which is reflective of our ongoing strategy of growing our later stage client portfolio that typically has lower credit risk.

Net interest margin, on a fully taxable equivalent basis, was 3.30 percent for the first quarter of 2012, compared to 3.10 percent for the fourth quarter of 2011 and 2.96 percent for the first quarter of 2011. The increase in our net interest margin for the first quarter of 2012 was primarily due to growth in average loan balances, higher overall yields on our available-for-sale securities portfolio and growth in average available-for-sale securities balances from the investment of excess cash. The increases in net interest margin were partially offset by a decrease from lower overall yields on our loan portfolio resulting from changes in loan composition.

For the first quarter of 2012, 73.6 percent, or $5.1 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable indices. This compares to 72.5 percent, or $4.8 billion, for the fourth quarter of 2011 and 71.8 percent, or $3.9 billion, for the first quarter of 2011. For the first quarter of 2012, average variable-rate available-for-sale securities were $2.3 billion, or 22.4 percent of our available-for-sale securities portfolio, compared to $2.5 billion, or 26.2 percent in the fourth quarter of 2011. These securities have variable-rate coupons that are indexed to and change with movements in the one-month LIBOR rate.

Investment Securities

Our investment securities portfolio consists of both an available-for-sale securities portfolio, which represents interest-earning investment securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business.

Available-for-Sale Securities

Our available-for-sale securities portfolio is a fixed income investment portfolio that is managed to optimize portfolio yield over the long-term consistent with our liquidity, credit diversification and asset/liability management strategies.

Average available-for-sale securities increased by $967.4 million to $10.5 billion for the first quarter of 2012, compared to $9.5 billion for the fourth quarter of 2011 and $8.7 billion for the first quarter of 2011. Period-end available-for-sale securities were $11.5 billion at March 31, 2012, $10.5 billion at December 31, 2011 and $9.5 billion at March 31, 2011. During the first quarter of 2012 we purchased $1.8 billion in new investments, which was partially offset by paydowns of $777.7 million.

Non-Marketable Securities

Our non-marketable securities portfolio primarily represents investments in venture capital funds, debt funds and private portfolio companies.

Non-marketable securities remained flat at $1.0 billion ($360.2 million net of noncontrolling interests) at March 31, 2012, compared to $1.0 billion ($357.0 million net of noncontrolling interests) at December 31, 2011 and $798.1 million ($310.1 million net of noncontrolling interests) at March 31, 2011. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $6.8 billion for the first quarter of 2012, compared to $6.4 billion for the fourth quarter of 2011 and $5.3 billion for the first quarter of 2011. Period-end loans, net of unearned income, were $7.1 billion at March 31, 2012, compared to $7.0 billion at December 31, 2011 and $5.7 billion at March 31, 2011. The increase in average loan balances from the fourth quarter of 2011 to the first quarter of 2012 came primarily from our hardware and software industry clients.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million totaled $2.0 billion, $2.2 billion and $1.4 billion at March 31, 2012, December 31, 2011 and March 31, 2011, respectively, which represents 28.3 percent, 31.2 percent and 23.9 percent of total gross loans, respectively. Further details are provided at the end of this release under the section “Loan Concentrations.”

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended
(Dollars in thousands, except ratios)	March 31, 2012	December 31, 2011	March 31, 2011
Allowance for loan losses, beginning balance	$89,947	$85,246	$82,627
Provision for (reduction of) loan losses	14,529	8,245	(3,047)
Gross loan charge-offs	(6,990)	(7,041)	(4,322)
Loan recoveries	3,436	3,497	6,793

Allowance for loan losses, ending balance	$100,922	$89,947	$82,051

Provision for (reduction of) loan losses as a percentage of total gross loans (annualized)	0.81%	0.47%	(0.22)%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.41	0.43	0.33
Net loan charge-offs (recoveries) as a percentage of average total gross loans (annualized)	0.21	0.22	(0.19)
Allowance for loan losses as a percentage of period-end total gross loans	1.41	1.28	1.44
Total gross loans at period-end	$7,180,779	$7,030,321	$5,698,898
Average total gross loans	6,861,122	6,446,061	5,355,895

Our provision for loan losses was $14.5 million for the first quarter of 2012, compared to a provision of $8.2 million for the fourth quarter of 2011. The provision of $14.5 million for the first quarter of 2012 includes $9.8 million for one nonperforming loan, $3.6 million related to net charge-offs and $1.1 million primarily relating to period-end loan growth. The provision for the single nonperforming loan was related to a $22.0 million loan within our hardware portfolio, which has a specific reserve of $14.3 million at March 31, 2012.

Gross loan charge-offs of $7.0 million for the first quarter of 2012 were primarily from our hardware portfolio. Loan recoveries of $3.4 million for the first quarter of 2012 were primarily from our software portfolio.

Our allowance for loan losses as a percentage of total gross loans increased from 1.28 percent at December 31, 2011 to 1.41 percent at March 31, 2012. This increase is primarily due to the $14.3 million reserve for the single nonperforming loan described above, partially offset by the continued strong performance of our performing loan portfolio. The allowance for loan losses for total gross performing loans as a percentage of total gross performing loans decreased from 1.23 percent at December 31, 2011 to 1.16 percent at March 31, 2012.

Our nonperforming loans totaled $41.7 million at March 31, 2012 compared to $36.6 million at December 31, 2011. The increase of $5.1 million came primarily from the addition of the $22.0 million loan within our hardware portfolio described above, offset by paydowns of $16.9 million on other nonperforming loans. The allowance for loan losses related to nonperforming loans was $18.4 million at March 31, 2012 compared to $3.7 million at December 31, 2011.

Client Funds

Deposits

Average deposits were $17.0 billion for the first quarter of 2012, compared to $16.5 billion for the fourth quarter of 2011 and $14.7 billion for the first quarter of 2011. Period-end deposits remained stable at $16.7 billion at March 31, 2012, compared to $16.7 billion at December 31, 2011 and $15.3 billion at March 31, 2011. The increase in average deposits from the fourth quarter of 2011 to the first quarter of 2012 came primarily from an increase in our noninterest-bearing demand deposits, which increased by $439.7 million to $12.0 billion.

Off-Balance Sheet Client Investment Funds

Average client investment funds were $18.9 billion for the first quarter of 2012, compared to $18.5 billion for the fourth quarter of 2011 and $16.8 billion for the first quarter of 2011. Period-end client investment funds were $19.1 billion at March 31, 2012, compared to $18.7 billion at December 31, 2011 and $17.0 billion at March 31, 2011. The increase in average and period-end total client investment funds from the fourth quarter of 2011 to the first quarter of 2012 was primarily due to a steadily improving funding environment for both private and public clients, as well as our clients’ increased utilization of our off-balance sheet sweep product.

Short-term Borrowings

Period-end short term borrowings were $849.4 million at March 31, 2012, primarily due to overnight borrowings at the end of the quarter. The overnight borrowings were used to support loan growth and client deposit outflows late in the first quarter of 2012, and to manage average cash balances to a lower level.

Noninterest Income

Noninterest income was $59.3 million for the first quarter of 2012, compared to $73.1 million for the fourth quarter of 2011 and $90.0 million for the first quarter of 2011. Non-GAAP noninterest income, net of noncontrolling interests was $51.4 million for the first quarter of 2012, compared to $62.1 million for the fourth quarter of 2011 and $46.4 million for the first quarter of 2011. Reconciliation of our non-GAAP noninterest income and non-GAAP net gains on investment securities, both of which exclude amounts attributable to noncontrolling interests, is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

The decrease of $13.8 million in noninterest income from the fourth quarter of 2011 to the first quarter of 2012 was primarily driven by lower gains on investment securities and equity warrant assets, while our core fee income remained at solid levels. Items impacting the change in noninterest income from the fourth quarter of 2011 to the first quarter of 2012 were as follows:

•

Net gains on investment securities of $7.8 million for the first quarter of 2012, compared to net gains of $19.8 million for the fourth quarter of 2011. Net of noncontrolling interests, net gains on investment securities were $0.5 million for the first quarter of 2012, compared to $7.5 million for the fourth quarter of 2011. The net gains, net of noncontrolling interests, of $0.5 million for the first quarter of 2012 were primarily driven by IPO activity within our managed funds of funds and unrealized gains related to our share of debt funds operating income. These gains were partially offset by valuation losses primarily from one investment within our managed direct venture funds and losses from the sale of public company shares which were originally acquired through the exercise of equity warrant assets.

As of March 31, 2012, we held investments, either directly or through twelve of our managed investment funds, in 459 funds (primarily venture capital funds), 106 companies and five debt funds.

The following tables provide a summary of net gains on investment securities, net of noncontrolling interests, for the three months ended March 31, 2012 and December 31, 2011, respectively:

	Three months ended March 31, 2012
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$12,305	$(4,682)	$881	$(874)	$209	$7,839
Less: income (losses) attributable to noncontrolling interests, including carried interest	11,282	(3,959)	15	—	—	7,338

Net gains (losses) on investment securities, net of noncontrolling interests	$1,023	$(723)	$866	$(874)	$209	$501

	Three months ended December 31, 2011
(Dollars in thousands)	Managed Funds Of Funds	Managed Direct Venture Funds	Debt Funds	Available- For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$11,455	$1,006	$3,250	$(161)	$4,205	$19,755
Less: income attributable to noncontrolling interests, including carried interest	11,143	1,105	11	—	—	12,259

Net gains (losses) on investment securities, net of noncontrolling interests	$312	$(99)	$3,239	$(161)	$4,205	$7,496

•

Net gains on derivative instruments of $6.0 million for the first quarter of 2012, compared to net gains of $14.5 million for the fourth quarter of 2011. The following table provides a summary of our net gains on derivative instruments:

	Three months ended
(Dollars in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Net gains on equity warrant assets	$6,935	$14,064	$3,996
(Losses) gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	1,065	811	475
(Losses) gains on internal foreign exchange forward contracts, net (1)	(2,051)	1,433	(2,568)

Total (losses) gains on foreign exchange forward contracts, net	(986)	2,244	(2,093)
Change in fair value of interest rate swaps	389	(3)	—
Net losses on other derivatives (2)	(362)	(1,777)	(1,352)

Total gains on derivative instruments, net	$5,976	$14,528	$551

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans. This is offset by the gains and losses from the revaluation of these foreign currency denominated loans, which are recorded in the line item “Other” as part of noninterest income, a component of consolidated net income.
(2)	Primarily represents the change in fair value of loan conversion options.

The key changes in factors affecting net gains on derivative instruments from the fourth quarter of 2011 to the first quarter of 2012 were as follows:

•

Net gains on equity warrant assets of $6.9 million for the first quarter of 2012, compared to net gains of $14.1 million for the fourth quarter of 2011. The decrease was primarily due to higher than normal gains recognized in the fourth quarter of 2011. The net gains for the first quarter of 2012 were driven by IPO and M&A activity and included gains of $4.6 million from valuation increases in our equity warrant assets and gains of $2.9 million from the exercise of equity warrant assets.

•

Net losses of $2.1 million on internal foreign exchange forward contracts for our foreign currency denominated loans for the first quarter of 2012, compared to net gains of $1.4 million for the fourth quarter of 2011. The net losses for the first quarter of 2012 were primarily due to the weakening of the U.S. dollar against the Euro and Pound Sterling and were partially offset by net gains of $1.7 million from the revaluation of foreign currency denominated loans that are included in the line item “Other” as part of noninterest income (as discussed below).

The above decreases in noninterest income were partially offset by the following:

•	An increase in other noninterest income of $6.3 million, primarily due to the following:

•

Net gains of $1.7 million from the revaluation of our foreign currency denominated loans for the first quarter of 2012, compared to net losses of $1.3 million for the fourth quarter of 2011. The gains for the first quarter of 2012 were primarily due to the weakening of the U.S. dollar against the Euro and Pound Sterling, and were partially offset by net losses of $2.1 million from our internal forward exchange forward contracts that are included in the line item “Gains on derivative instruments, net” as part of noninterest income (as discussed above).

•

Currency revaluation gains of $0.6 million in the first quarter of 2012, compared to net losses of $1.6 million in the fourth quarter of 2011. The gains for the first quarter of 2012 were primarily due to the weakening of the U.S. dollar against the Indian Rupee.

Noninterest Expense

Noninterest expense was $132.0 million for the first quarter of 2012, compared to $134.7 million for the fourth quarter of 2011 and $117.4 million for the first quarter of 2011. The key factors contributing to the decrease in noninterest expense from the fourth quarter of 2011 to the first quarter of 2012 were as follows:

•

A decrease of $3.2 million in professional services expense, primarily due to higher spending in the fourth quarter of 2011 for our ongoing business and infrastructure initiatives, as well as changes in the timing of scheduled projects in 2012.

•

A reduction of provision for unfunded credit commitments of $0.3 million for the first quarter of 2012, compared to a provision of $2.3 million for the fourth quarter of 2011. The reduction of provision of $0.3 million for the first quarter of 2012 was primarily due to a decrease in unfunded credit commitment balances of $201.4 million.

The above decreases in noninterest expense were partially offset by the following:

•	An increase of $3.2 million in compensation and benefits expense. The following table provides a summary of our compensation and benefits expense:

	Three months ended
(Dollars in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Compensation and benefits:
Salaries and wages	$38,120	$34,936	$33,807
Incentive compensation plan	15,716	23,966	15,655
Employee stock ownership plan (“ESOP”)	5,431	1,405	5,354
Other employee benefits (1)	24,470	20,207	20,816

Total compensation and benefits	$83,737	$80,514	$75,632

Period-end full-time equivalent employees	1,554	1,526	1,396
Average full-time equivalent employees	1,556	1,522	1,389

(1)	Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee related expenses.

The key changes in factors affecting compensation and benefits expense from the fourth quarter of 2011 to the first quarter of 2012 were as follows:

•

An increase of $7.6 million in additional ESOP contributions and 401(k) employer matching contributions made as a result of seasonal 2011 incentive compensation payouts received by employees during the first quarter of 2012.

•

An increase of $3.2 million in salaries and wages expense, primarily due to seasonal expenses of vacation benefits, as well as an increase in the number of average full-time equivalent employees (“FTE”), which increased by 34 to 1,556 FTEs for the first quarter of 2012 compared to 1,522 FTEs for the fourth quarter of 2011.

•	A decrease of $8.3 million in incentive compensation expense, primarily reflective of higher expenses in the fourth quarter of 2011 as a result of our strong 2011 results.

Non-GAAP noninterest expense, net of noncontrolling interests, was $129.2 million for the first quarter of 2012, compared to $132.0 million for the fourth quarter of 2011 and $114.0 million for the first quarter of 2011. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax expense rate was 40.6 percent for the first quarter of 2012, compared to 42.5 percent for the fourth quarter of 2011 and 40.8 percent for the first quarter of 2011. The decrease in the tax rate from the fourth quarter of 2011 to the first quarter of 2012 was primarily attributable to lower taxes on foreign operations and higher credits from low income housing investments.

Our effective tax expense rate is calculated by dividing income tax expense by the sum of income before income tax expense and the net income attributable to noncontrolling interests.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests” on our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended
(Dollars in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Net interest income (1)	$(43)	$(38)	$(7)
Noninterest income (1)	(6,632)	(11,052)	(42,371)
Noninterest expense (1)	2,818	2,699	3,481
Carried interest (2)	(1,286)	75	(1,191)

Net income attributable to noncontrolling interests	$(5,143)	$(8,316)	$(40,088)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.
(2)	Represents the preferred allocation of income earned by the general partners or limited partners of certain consolidated funds.

Net income attributable to noncontrolling interests was $5.1 million for the first quarter of 2012, compared to $8.3 million for the fourth quarter of 2011 and $40.1 million for the first quarter of 2011. Net income attributable to noncontrolling interests of $5.1 million for the first quarter of 2012 was primarily a result of the following:

•

Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $7.3 million, primarily from gains of $11.3 million from our managed funds of funds, partially offset by losses of $4.0 million from our managed direct venture funds.

•	Noninterest expense of $2.8 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $70.1 million to $1.6 billion at March 31, 2012, primarily due to net income of $34.8 million in the first quarter of 2012 and an increase in additional paid-in capital of $31.4 million primarily from stock option exercises and ESOP contributions during the first quarter of 2012.

Outlook for the Year Ending December 31, 2012

Our outlook for the year ending December 31, 2012 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for items where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements.”

For the year ending December 31, 2012, compared to our 2011 results, we currently expect the following outlook:

	Current full year 2012 outlook compared to 2011 results (as of April 26, 2012)	Change in outlook compared to outlook reported as of January 26, 2012

Average loan balances	Increase at a percentage rate in the mid twenties	No change from previous outlook

Average deposit balances	Increase at a percentage rate in the low teens	No change from previous outlook

Net interest income	Increase at a percentage rate in the high teens	No change from previous outlook

Net interest margin	Between 3.20% and 3.30%	No change from previous outlook

Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2011 levels of 1.23%	No change from previous outlook

Net loan charge-offs	Between 0.40% and 0.70% of average total gross loans	No change from previous outlook

Nonperforming loans as a percentage of total gross loans	Lower than 2011 levels of 0.52%	No change from previous outlook

Core fee income (deposit services, letters of credit, credit card, client investment, and foreign exchange, in aggregate)	Increase at a percentage rate in the mid teens	No change from previous outlook

Noninterest expense* (excluding expenses related to noncontrolling interests)	Increase at a percentage rate in the high single digits	No change from previous outlook

*	Non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the section “Outlook for the Year Ending December 31, 2012” above, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook on our client performance; our financial, credit, and business performance; expense levels; and financial results (and the components of such results) for the year 2012.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2012 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of IPOs and M&A activities), (ii) changes in the volume and credit quality of our loans, (iii) changes in interest rates or market levels or factors affecting them, (iv) changes in our deposit levels, (v) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (vi) variations from our expectations as to factors impacting our cost structure, (vii) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (viii) accounting changes, as required by U.S. generally accepted accounting principles, and (ix) regulatory or legal changes. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On April 26, 2012, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the first quarter ended March 31, 2012. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “71180154.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, April 26, 2012, through midnight on Tuesday, May 1, 2012, by dialing (855) 859-2056 or (404) 537-3406 and referencing conference ID number “71180154.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, April 26, 2012.

About SVB Financial Group

For nearly three decades, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital, private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, and SVB Private Bank, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group (Nasdaq: SIVB) operates through 27 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the company can be found at www.svb.com.

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended
(Dollars in thousands, except share data)	March 31, 2012	December 31, 2011	March 31, 2011
Interest income:
Loans	$109,461	$104,895	$89,776
Available-for-sale securities:
Taxable	47,375	40,493	41,382
Non-taxable	900	900	941
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	1,038	1,514	2,002

Total interest income	158,774	147,802	134,101

Interest expense:
Deposits	1,481	1,483	3,105
Borrowings	6,356	6,249	10,697

Total interest expense	7,837	7,732	13,802

Net interest income	150,937	140,070	120,299
Provision for (reduction of) loan losses	14,529	8,245	(3,047)

Net interest income after provision for loan losses	136,408	131,825	123,346

Noninterest income:
Foreign exchange fees	12,103	11,494	10,497
Deposit service charges	8,096	7,994	7,117
Gains on investment securities, net	7,839	19,755	51,337
Gains on derivative instruments, net	5,976	14,528	551
Credit card fees	5,668	6,054	3,817
Letters of credit and standby letters of credit fees	3,636	3,749	2,710
Client investment fees	2,897	2,714	3,661
Other	13,078	6,771	10,264

Total noninterest income	59,293	73,059	89,954

Noninterest expense:
Compensation and benefits	83,737	80,514	75,632
Professional services	14,607	17,807	12,987
Business development and travel	7,746	6,821	5,653
Premises and equipment	7,564	8,763	5,912
Net occupancy	5,623	5,461	4,650
Correspondent bank fees	2,688	2,351	2,163
FDIC assessments	2,498	2,358	3,475
(Reduction of) provision for unfunded credit commitments	(258)	2,266	(900)
Other	7,807	8,369	7,863

Total noninterest expense	132,012	134,710	117,435

Income before income tax expense	63,689	70,174	95,865
Income tax expense	23,756	26,284	22,770

Net income before noncontrolling interests	39,933	43,890	73,095
Net income attributable to noncontrolling interests	(5,143)	(8,316)	(40,088)

Net income available to common stockholders	$34,790	$35,574	$33,007

Earnings per common share—basic	$0.79	$0.82	$0.78
Earnings per common share—diluted	0.78	0.81	0.76

Weighted average common shares outstanding—basic	43,779,800	43,366,891	42,482,037
Weighted average common shares outstanding—diluted	44,460,005	43,816,572	43,426,306

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value and share data)	March 31, 2012	December 31, 2011	March 31, 2011
Assets:
Cash and cash equivalents	$850,624	$1,114,948	$2,350,060
Available-for-sale securities	11,527,541	10,536,046	9,500,828
Non-marketable securities	1,021,941	1,004,440	798,064

Investment securities	12,549,482	11,540,486	10,298,892

Loans, net of unearned income	7,121,289	6,970,082	5,651,170
Allowance for loan losses	(100,922)	(89,947)	(82,051)

Net loans	7,020,367	6,880,135	5,569,119

Premises and equipment, net of accumulated depreciation and amortization	59,320	56,471	46,161
Accrued interest receivable and other assets	338,544	376,854	354,034

Total assets	$20,818,337	$19,968,894	$18,618,266

Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$11,837,600	$11,861,888	$9,524,698
Interest-bearing deposits	4,879,282	4,847,648	5,805,621

Total deposits	16,716,882	16,709,536	15,330,319

Short-term borrowings	849,380	—	35,415
Other liabilities	307,537	405,321	200,768
Long-term debt	601,835	603,648	1,204,733

Total liabilities	18,475,634	17,718,505	16,771,235

SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 44,087,110 shares, 43,507,932 shares and 42,697,828 shares outstanding, respectively	44	44	43
Additional paid-in capital	515,614	484,216	443,453
Retained earnings	1,034,523	999,733	860,838
Accumulated other comprehensive income	89,309	85,399	9,240

Total SVBFG stockholders’ equity	1,639,490	1,569,392	1,313,574
Noncontrolling interests	703,213	680,997	533,457

Total equity	2,342,703	2,250,389	1,847,031

Total liabilities and total equity	$20,818,337	$19,968,894	$18,618,266

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	March 31, 2012			December 31, 2011			March 31, 2011
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,171,410	$1,038	0.36%	$2,040,398	$1,514	0.29%	$2,538,941	$2,002	0.32%
Available-for-sale securities: (2)
Taxable	10,405,476	47,375	1.83	9,438,012	40,493	1.70	8,628,837	41,382	1.94
Non-taxable (3)	92,236	1,384	6.03	92,252	1,385	5.96	96,375	1,448	6.09
Total loans, net of unearned income (4)	6,804,348	109,461	6.47	6,394,784	104,895	6.51	5,312,050	89,776	6.85

Total interest-earning assets	18,473,470	159,258	3.47	17,965,446	148,287	3.27	16,576,203	134,608	3.30

Cash and due from banks	318,574			307,273			266,097
Allowance for loan losses	(93,840)			(89,552)			(87,980)
Other assets (5)	1,534,339			1,477,403			1,195,884

Total assets	$20,232,543			$19,660,570			$17,950,204

Funding sources:
Interest-bearing liabilities:
NOW deposits	$104,498	$79	0.30%	$110,801	$72	0.26%	$76,282	$77	0.41%
Money market deposits	2,470,781	930	0.15	2,573,761	945	0.15	2,361,971	1,576	0.27
Money market deposits in foreign offices	152,582	37	0.10	120,242	30	0.10	135,967	112	0.33
Time deposits	152,621	179	0.47	158,216	189	0.47	342,341	377	0.45
Sweep deposits	2,059,284	256	0.05	1,962,725	247	0.05	2,602,487	963	0.15

Total interest-bearing deposits	4,939,766	1,481	0.12	4,925,745	1,483	0.12	5,519,048	3,105	0.23
Short-term borrowings	27,415	11	0.16	1,288	—	—	39,927	16	0.16
5.375% Senior Notes	347,810	4,815	5.57	347,761	4,813	5.49	347,617	4,809	5.61
3.875% Convertible Notes	—	—	—	—	—	—	249,509	3,554	5.78
Junior Subordinated Debentures	55,357	831	6.04	55,401	831	5.95	55,533	834	6.09
5.70% Senior Notes	143,485	503	1.41	145,070	423	1.16	265,077	668	1.02
6.05% Subordinated Notes	55,252	127	0.92	55,074	111	0.80	287,286	743	1.05
Other long-term debt	1,440	69	19.27	2,103	71	13.39	5,261	73	5.63

Total interest-bearing liabilities	5,570,525	7,837	0.57	5,532,442	7,732	0.55	6,769,258	13,802	0.83
Portion of noninterest-bearing funding sources	12,902,945			12,433,004			9,806,945

Total funding sources	18,473,470	7,837	0.17	17,965,446	7,732	0.17	16,576,203	13,802	0.34

Noninterest-bearing funding sources:
Demand deposits	12,025,997			11,586,280			9,147,491
Other liabilities	326,679			312,306			235,924
SVBFG stockholders’ equity	1,624,256			1,570,556			1,314,811
Noncontrolling interests	685,086			658,986			482,720
Portion used to fund interest-earning assets	(12,902,945)			(12,433,004)			(9,806,945)

Total liabilities and total equity	$20,232,543			$19,660,570			$17,950,204

Net interest income and margin		$151,421	3.30%		$140,555	3.10%		$120,806	2.96%

Total deposits	$16,965,763			$16,512,025			$14,666,539

Average SVBFG stockholders’ equity as a percentage of average assets			8.03%			7.99%			7.32%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(484)			(485)			(507)

Net interest income, as reported		$150,937			$140,070			$120,299

(1)	Includes average interest-earning deposits in other financial institutions of $332.3 million, $416.9 million and $253.2 million for the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively. For the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011, balance also includes $594.4 million, $1.4 billion and $1.9 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on available-for-sale securities are based on amortized cost, therefore do not give effect to unrealized changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable available-for-sale securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $1.2 billion, $1.1 billion and $774.0 million for the quarters March 31, 2012, December 31, 2011 and March 31, 2011, respectively, were classified as other assets as they are noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains on Equity Warrant Assets

	Three months ended
(Dollars in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Equity warrant assets (1):
Gains on exercises, net	$2,941	$5,887	2,024
Cancellations and expirations	(569)	(116)	(581)
Changes in fair value	4,563	8,293	2,553

Total net gains on equity warrant assets (2)	$6,935	$14,064	$3,996

(1)	At March 31, 2012, we held warrants in 1,192 companies, compared to 1,174 companies at December 31, 2011 and 1,164 companies at March 31, 2011.
(2)	Net gains on equity warrant assets are included in the line item “Gains on derivative instruments, net” as part of noninterest income.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2012	December 31, 2011	March 31, 2011
Weighted average common shares outstanding—basic	43,780	43,367	42,482
Effect of dilutive securities:
Stock options and employee stock purchase plan	501	327	707
Restricted stock units	179	123	149
3.875% Convertible Notes (1)	—	—	88

Total effect of dilutive securities	680	450	944

Weighted average common shares outstanding—diluted	44,460	43,817	43,426

(1)	These notes matured on April 15, 2011.

Capital Ratios

	March 31, 2012	December 31, 2011	March 31, 2011
SVB Financial Group:
Total risk-based capital ratio	14.31%	13.95%	16.85%
Tier 1 risk-based capital ratio	12.91	12.62	13.37
Tier 1 leverage ratio	8.04	7.92	7.65
Tangible common equity to tangible assets ratio (1)	7.87	7.86	7.05
Tangible common equity to risk-weighted assets ratio (1)	13.55	13.25	13.12
Silicon Valley Bank:
Total risk-based capital ratio	12.59%	12.33%	14.99%
Tier 1 risk-based capital ratio	11.16	10.96	11.38
Tier 1 leverage ratio	6.94	6.87	6.58
Tangible common equity to tangible assets ratio (1)	7.16	7.18	6.37
Tangible common equity to risk-weighted assets ratio (1)	11.95	11.75	11.47

(1)	These are non-GAAP calculations. A reconciliation of non-GAAP calculations to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	March 31, 2012	December 31, 2011	March 31, 2011
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software	$568,580	$745,772	$346,121
Hardware	427,989	355,188	133,010
Venture capital/private equity	478,677	490,810	416,459
Life science	288,848	291,832	210,175
Premium wine (1)	6,200	5,400	6,200
Other	119,370	157,714	145,396

Total commercial loans	1,889,664	2,046,716	1,257,361

Real estate secured loans:
Premium wine (1)	75,382	77,125	47,022
Consumer loans (2)	19,744	18,932	19,960

Total real estate secured loans	95,126	96,057	66,982

Consumer loans (2)	45,750	48,000	40,121

Total loans individually equal to or greater than $20 million	$2,030,540	$2,190,773	$1,364,464

Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software	$1,967,782	$1,772,118	$1,523,721
Hardware	636,753	606,681	543,461
Venture capital/private equity	655,954	637,710	606,801
Life science	583,496	580,581	400,233
Premium wine	115,079	126,152	124,178
Other	233,334	187,874	256,649

Total commercial loans	4,192,398	3,911,116	3,455,043

Real estate secured loans:
Premium wine	286,147	270,116	263,837
Consumer loans	522,658	514,885	396,661

Total real estate secured loans	808,805	785,001	660,498

Construction loans	30,040	30,319	62,975
Consumer loans	118,996	113,112	155,918

Total loans individually less than $20 million	$5,150,239	$4,839,548	$4,334,434

Total gross loans	$7,180,779	$7,030,321	$5,698,898

Loans individually equal to or greater than $20 million as a percentage of total gross loans	28.3%	31.2%	23.9%
Total clients with loans individually equal to or greater than $20 million	67	71	43
Loans individually equal to or greater than $20 million on nonaccrual status	$21,965	$—	$—
Loans individually equal to or greater than $20 million on nonaccrual status as a percentage of total loans greater than $20 million	1.08%	—%	—%

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.
(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

	Period end balances at
(Dollars in thousands, except ratios)	March 31, 2012	December 31, 2011	March 31, 2011
Nonperforming loans and assets:
Gross nonperforming loans:
Loans past due 90 days or more still accruing interest	$—	$—	$13
Impaired loans	41,697	36,617	34,506

Total gross nonperforming loans	$41,697	$36,617	$34,519

Nonperforming loans as a percentage of total gross loans	0.58%	0.52%	0.61%
Nonperforming loans as a percentage of total assets	0.20	0.18	0.19

Allowance for loan losses	$100,922	$89,947	$82,051
As a percentage of total gross loans	1.41%	1.28%	1.44%
As a percentage of total gross nonperforming loans	242.04	245.64	237.70
Allowance for loan losses for impaired loans	$18,369	$3,707	$6,882
As a percentage of total gross loans	0.26%	0.05%	0.12%
As a percentage of total gross nonperforming loans	44.05	10.12	19.94
Allowance for loan losses for total gross performing loans	$82,553	$86,240	$75,169
As a percentage of total gross loans	1.15%	1.23%	1.32%
As a percentage of total gross performing loans	1.16	1.23	1.33
Total gross loans	$7,180,779	$7,030,321	$5,698,898
Total gross performing loans	7,139,082	6,993,704	5,664,379
Reserve for unfunded credit commitments (1)	21,553	21,811	16,515
As a percentage of total unfunded credit commitments	0.27%	0.27%	0.24%
Total unfunded credit commitments (2)	7,866,137	8,067,570	6,964,905

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”
(2)	Includes unfunded loan commitments and letters of credit

Average Client Investment Funds (1)

	Three months ended
(Dollars in millions)	March 31, 2012	December 31, 2011	March 31, 2011
Client directed investment assets	$7,556	$8,200	$9,337
Client investment assets under management	9,986	9,656	7,475
Sweep money market funds	1,341	603	—

Total average client investment funds	$18,883	$18,459	$16,812

(1)	Client investment funds are maintained at third party financial institutions.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP net income, non-GAAP EPS, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•

Income and expense attributable to noncontrolling interests— As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders includes only the portion of income or loss related to our ownership interest.

•	Gains of $37.3 million from the sales of certain available-for-sale securities in the second quarter of 2011.

•

Net gains of $3.1 million from the repurchase of $108.6 million aggregate principal amount of our 5.70% Senior Notes and $204.0 million aggregate principal amount of our 6.05% Subordinated Notes and the termination of the associated portions of interest rate swaps in the second quarter of 2011.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

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Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio— These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

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Non-GAAP return on average assets ratio; Non-GAAP return on average SVBFG stockholders’ equity ratio— These ratios exclude certain financial items that are otherwise required under GAAP. Our ratios are calculated by dividing non-GAAP net income available to common stockholders (annualized) by average assets or average SVBFG stockholders’ equity, as applicable.

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Non-GAAP operating efficiency ratio—This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income and expense attributable to noncontrolling interests and the gains noted above for applicable periods.

	$000,000,000	$000,000,000	$000,000,000	$000,000,000	$000,000,000
	Three months ended
Non-GAAP net income and earnings per share (Dollars in thousands, except share amounts)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Net income available to common stockholders	$34,790	$35,574	$37,571	$65,750	$33,007
Less: gains on sales of certain available-for-sale securities (1)	—	—	—	(37,314)	—
Tax impact of gains on sales of available-for-sale securities	—	—	—	14,810	—
Less: net gain from note repurchases and termination of corresponding interest rate swaps (2)	—	—	—	(3,123)	—
Tax impact of net gain from note repurchases and termination of corresponding interest rate swaps	—	—	—	1,240	—

Non-GAAP net income available to common stockholders	$34,790	$35,574	$37,571	$41,363	$33,007

GAAP earnings per common share — diluted	$0.78	$0.81	$0.86	$1.50	$0.76
Less: gains on sales of certain available-for-sale securities (1)	—	—	—	(0.85)	—
Tax impact of gains on sales of available-for-sale securities	—	—	—	0.34	—
Less: net gain from note repurchases and termination of corresponding interest rate swaps (2)	—	—	—	(0.07)	—
Tax impact of net gain from note repurchases and termination of corresponding interest rate swaps	—	—	—	0.03	—

Non-GAAP earnings per common share — diluted	$0.78	$0.81	$0.86	$0.95	$0.76

Weighted average diluted common shares outstanding	44,460,005	43,816,572	43,791,238	43,739,743	43,426,306

(1)	Gains on the sales of $1.4 billion in certain available-for-sale securities in the second quarter of 2011.
(2)	Net gains of $3.1 million from the repurchase of $108.6 million of our 5.70% Senior Notes and $204.0 million of our 6.05% Subordinated Notes and the termination of the corresponding portions of interest rate swaps in the second quarter of 2011.

	$00,000,000	$00,000,000	$00,000,000	$00,000,000	$00,000,000
	Three months ended
Non-GAAP return on average assets and average SVBFG stockholders’ equity (Dollars in thousands, except ratios)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Non-GAAP net income available to common stockholders	$34,790	$35,574	$37,571	$41,363	$33,007

Average assets	$20,232,543	$19,660,570	$18,796,510	$18,254,531	$17,950,204

Average SVBFG stockholders’ equity	$1,624,256	$1,570,556	$1,500,452	$1,404,391	$1,314,811

Non-GAAP return on average assets (annualized)	0.69%	0.72%	0.79%	0.91%	0.75%
Non-GAAP return on average SVBFG stockholders’ equity (annualized)	8.61	8.99	9.93	11.81	10.18

	Three months ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
GAAP noninterest income	$59,293	$73,059	$95,611	$123,708	$89,954
Less: income attributable to noncontrolling interests, including carried interest	7,918	10,977	41,239	26,558	43,562

Noninterest income, net of noncontrolling interests	51,375	62,082	54,372	97,150	46,392
Less: gains on sales of certain available-for-sale securities	—	—	—	37,314	—

Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$51,375	$62,082	$54,372	$59,836	$46,392

	Three months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
GAAP net gains on investment securities	$7,839	$19,755	$52,262	$71,680	$51,337
Less: income attributable to noncontrolling interests, including carried interest	7,338	12,259	42,961	26,437	43,385

Net gains on investment securities, net of noncontrolling interests	501	7,496	9,301	45,243	7,952
Less: gains on sales of certain available-for-sale securities	—	—	—	37,314	—

Non-GAAP net gains on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$501	$7,496	$9,301	$7,929	$7,952

	Three months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
GAAP noninterest expense	$132,012	$134,710	$127,451	$121,032	$117,435
Less: amounts attributable to noncontrolling interests	2,818	2,699	2,766	2,621	3,481
Less: net gain from note repurchases and termination of corresponding interest rate swaps	—	—	—	(3,123)	—

Non-GAAP noninterest expense, net of noncontrolling interests	$129,194	$132,011	$124,685	$121,534	$113,954

GAAP taxable equivalent net interest income	$151,421	$140,555	$135,938	$130,929	$120,806
Less: income attributable to noncontrolling interests	43	38	32	45	7

Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	151,378	140,517	135,906	130,884	120,799
Non-GAAP noninterest income, net of noncontrolling interests	51,375	62,082	54,372	59,836	46,392

Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$202,753	$202,599	$190,278	$190,720	$167,191

Non-GAAP operating efficiency ratio	63.72%	65.16%	65.53%	63.72%	68.16%

Non-GAAP non-marketable securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
GAAP non-marketable securities	$1,021,941	$1,004,440	$951,963	$875,194	$798,064
Less: noncontrolling interests in non-marketable securities	661,750	647,432	605,558	543,548	488,013

Non-GAAP non-marketable securities, net of noncontrolling interests	$360,191	$357,008	$346,405	$331,646	$310,051

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
GAAP SVBFG stockholders’ equity	$1,639,490	$1,569,392	$1,536,098	$1,436,893	$1,313,574
Less: intangible assets	559	601	650	709	749

Tangible common equity	$1,638,931	$1,568,791	$1,535,448	$1,436,184	$1,312,825

GAAP total assets	$20,818,337	$19,968,894	$19,195,363	$19,366,735	$18,618,266
Less: intangible assets	559	601	650	709	749

Tangible assets	$20,817,778	$19,968,293	$19,194,713	$19,366,026	$18,617,517

Risk-weighted assets	$12,099,505	$11,837,902	$10,808,233	$10,470,533	$10,004,948

Tangible common equity to tangible assets	7.87%	7.86%	8.00%	7.42%	7.05%
Tangible common equity to risk-weighted assets	13.55	13.25	14.21	13.72	13.12

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Tangible common equity	$1,403,570	$1,346,854	$1,317,325	$1,216,268	$1,107,544

Tangible assets	$19,596,848	$18,758,813	$18,016,695	$18,225,561	$17,397,095

Risk-weighted assets	$11,749,900	$11,467,401	$10,453,446	$10,075,105	$9,655,938

Tangible common equity to tangible assets	7.16%	7.18%	7.31%	6.67%	6.37%
Tangible common equity to risk-weighted assets	11.95	11.75	12.60	12.07	11.47